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Exhibit 14.1

Code of Conduct

March 29, 2005

Code of Conduct

1.     Statement of Principles

        There is a simple idea that stands behind everything that we do at the Mueller Group, Inc. ("Company"): we pursue our business objectives with honesty, integrity and in full compliance with all laws. This is not only the right thing to do. It makes good business sense. The Company's reputation as a good corporate citizen is critical to our success in the marketplace. By acting with honesty and integrity we earn the trust of our customers, co-workers, regulators, suppliers and the communities where we live and work. A single employee's misconduct can seriously damage our Company. These standards are presented to guide your conduct and to protect and enhance the reputation of our Company. They apply to all employees, including senior officers and directors of the Mueller Group, Inc. and its subsidiaries.

        Employees should understand that these standards are drafted broadly. It is our Company's intent to exceed the minimum requirements of the law and industry practice. Therefore, all of our employees, officers and directors must conduct themselves according to the language and spirit of these standards and avoid even the appearance of improper behavior.

        The Company intends to enforce these standards vigorously. Violations could lead to sanctions, up to and including dismissal for cause, as well as in some cases, civil and criminal liability.

2.     Administration of the Compliance Program

        Each employee, officer and director is responsible for upholding these standards. All business unit managers are held accountable for enforcement in their business units. The Chief Compliance Officer, will oversee the Company's compliance program. The Chief Compliance Officer will be assisted by the Human Resources Department, the Legal Department, and an Executive Compliance Committee.

        These standards address difficult questions. At times, you may not be sure how the standards apply. The best starting point for resolving concerns, reporting potential violations, or asking advice on compliance related issues is usually your supervisor who will be assisted by others in the Company including the Chief Compliance Officer, Human Resources, and the Legal Department. You may also contact the Chief Compliance Officer, Human Resources, or Legal Department directly, or the Mueller Group Helpline at 1-800-871-2194.

3.     Business Ethics

        The Company is strongly committed to conducting business with honesty and integrity and in full compliance with all applicable laws, rules, and regulations. No employee, officer or director of the company shall commit an illegal or unethical act, or instruct others to do so, for any reason. The following are the Company's policies on matters of business ethics in the indicated areas.

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  Fair Dealing
  Employees, officers and directors should deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

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  Bribes, Kickbacks and Other Improper Payments
  Employees, officers and directors must not give anything of value to any customer or potential customer, supplier or potential supplier as an inducement to obtain business or favorable treatment or, in the case of public officials, as an inducement to have a law or regulation enacted, defeated or violated. Similarly, employees, officers and directors may not accept anything of value in return for favorable treatment from customers, suppliers or potential suppliers, either for themselves or others. All contacts and dealings with customers and suppliers must be conducted in a manner that will avoid even the appearance of impropriety or violation of any applicable law, regulation or these standards.

    All employees, officers and directors who come into contact with any government officials, both U.S. and foreign, must maintain the highest professional standards. Employees, officers and directors should never offer anything of value to such officials to obtain a particular result for the Company. Bribery of government officials can lead to criminal penalties.

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  Relationships with Suppliers
  Supplier relationships are valuable and must be protected. Employees, officers and directors who deal with the Company's suppliers must exercise caution. Employees, officers and directors should not have any relationship of any kind with a supplier that has the appearance of, or could cause, a conflict of interest or other impropriety. As a general rule, no employee, officer or director should ever receive a payment or anything of value in exchange for a purchasing decision.

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  International Transactions
  Employees, officers or directors involved with international transactions should be aware of the many U.S. laws that may be applicable to such transactions, including the Foreign Corrupt Practices Act, anti-boycott laws, laws prohibiting trading with certain nations, customs, and import/export laws. In addition, the laws of a foreign country may apply in certain circumstances.

    United States laws impose severe civil and criminal penalties on individuals and corporations who give, or offer to give, anything of value to any foreign government official for the purpose of influencing the decision of the official or his government. Relationships with and payments to foreign agents hired to act on behalf of the Company must be carefully controlled and monitored to be certain that their activities comply with federal laws and applicable foreign laws. The Legal Department should be consulted prior to entering into any arrangements with foreign officials or agents.

    Many boycotts of foreign governments are illegal and subject to civil and criminal penalties. Any arrangements, that could constitute participation in a foreign boycott, must be reviewed by the Legal Department.

    Special care must also be taken in dealing with foreign business representatives regarding unfamiliar or suspicious business practices that are claimed to be normal or legal. Any such matters should be reviewed with the Legal Department.

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  Information Gathering
  The Company needs to be fully informed about new technology and developments. However, such information must always be gathered in a lawful and ethical manner. If you receive or are offered information that you believe may be questionable, do not use or distribute the information until it has been reviewed by the Legal Department.

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  Political Contributions
  Employees are encouraged to participate on their own time in the political process as individuals. The Company is strictly limited as to the contributions it can make to political parties or candidates. No Company funds, facilities or assets may be contributed, loaned or used to support or oppose any political party or candidates without the prior approval of the Legal Department.

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  Business Entertainment
  Entertainment of business prospects must be reasonable and documented carefully.

4.     Proper Accounting Practices

        In addition to our commitment to accurately report financial performance, the Company is required by securities laws to report financial information in accordance with generally accepted accounting principles.

        Each employee must help maintain the integrity of the Company's record keeping and reporting systems. Information must be reported accurately and completely. The extensive accounting requirements that the Company must fulfill require that the Company rely on employee truthfulness in accounting practices, strictly adhering to the ethical and accounting standards of the respective regulatory and professional authorities. No circumstances justify the maintenance of "off-the-books" accounts to facilitate questionable or illegal payments, or any other improper accounting practices.

5.     Conflicts of Interest

        Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should avoid situations where their personal interests (or that of family members) could conflict or appear to conflict with the interests of the Company. Conflicts of interest may arise when an employee's, officer's or director's position or responsibilities with the Company present an opportunity for personal gain or profit apart from their earnings from the Company. Also, a conflict of interest exists when an employee's, officer's or director's personal interests are inconsistent with those of the Company and create conflicting loyalties. Such conflicting loyalties can cause an employee to give preference to a personal (or family) interest in a situation where corporate responsibilities should come first. Some areas that have a great potential for conflict are as follows:

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  Outside Employment
  The Company requires the full attention of its employees and officers. In general, it is impractical for employees or officers to pursue employment outside the Company. In addition, outside employment could also lead to a conflict of interest for the employee or officer. Consequently, any outside employment that may impair an employee's or officer's job performance, for reasons such as, but not limited to, excessive time demands or the outside employment conflicts with their obligations to the Company, must be approved in advance by your supervisor.

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  Service on Corporate Boards
  A director of a corporation is significantly involved in the governance of the corporation and, as such, has access to sensitive information. When a Company employee or officer is asked to serve in that capacity for another corporation, other than charitable or other not-for-profit organizations, the Company must take safeguards to shield both the organization and the employee or officer from even the appearance of impropriety. For that reason, your supervisor's approval is required before any employee can accept a director's position at another company.

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  Corporate Opportunities
  Each employee, officer and director owes the Company a duty of loyalty. That duty is violated if the employee, officer or director personally profits from a business opportunity that, unless the Company validly decides to forego, rightfully belongs to the Company. This problem often arises when an employee has an interest in an entity that offers a product or service that could be offered by the Company, or when an employee directly offers such a product or service.

        Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to your supervisor or the Legal Department.

        In order to avoid conflicts of interest, each officer and director must disclose to the General Counsel or Chief Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. The General Counsel or Chief Compliance Officer shall notify the Audit Committee of the Board of Directors of any such disclosure.

6.     Protection and Proper Use of Company Assets

        Protecting Company assets against loss, theft or other misuse is the responsibility of every Company employee, officer and director. Loss, theft and misuse of Company assets directly impacts the Company's profitability. Any suspected loss, misuse or theft should be reported.

        The sole purpose of the Company's computers, equipment, vehicles and supplies is the conduct of our business and they may only be used consistent with Company guidelines.

7.     Insider Trading

        Using non-public Company information to trade in securities, or providing a family member, friend, or other person with a "tip" is a serious offense. The offense may occur when, for example, a person trades stock while in possession of material, non-public information about the company involved. Information is "material" if it would affect the average person's decision whether to buy, sell or hold the stock or if it would reasonably be expected to have a significant effect on the market price of the securities of the company involved. It is "non-public" if it has not been released to the investing public.

        The Company and its employees, officers and directors share an interest in avoiding an insider trading investigation. An individual convicted of insider trading may face civil and criminal liabilities and/or a substantial fine. The investigation could tarnish the Company's reputation and may subject the Company to additional penalties. Consequently, Company policy forbids insider trading by all employees, officers and directors. Employees, officers and directors should not trade on the basis of confidential information obtained at the workplace or share confidential information with others so that they may trade on the basis of that information—whether the information relates to the Company or its parent corporation, should it issue stock at some point, suppliers, customers, competitors, or some other entity.

        Insider trading law is complex. If an employee, officer or director is unsure as to how the law applies in a given instance, he or she should ask the General Counsel or Chief Compliance Officer before trading.

8.     Quality of Public Disclosure

        The Company has a responsibility to provide full and accurate information in our public disclosures about the Company's financial conditions and results of operations. Reports and documents filed with or submitted to the Securities and Exchange Commission and other public communications shall include full, fair, accurate, timely and understandable disclosure.

9.     Environmental Compliance

        The Company is committed to full compliance with all federal, state and local environmental statutes and regulations pertaining to our businesses. Environmental training programs and audits will be conducted periodically at Company facilities to ensure compliance and to suggest ways of improving our operations. Each employee involved with hazardous material must know and comply with all applicable federal, state, and local environmental protection laws and regulations.

        In addition to knowing and complying with all applicable environmental laws and regulations, each employee must report any spills, discharges, or releases into the environment to his or her business unit manager or environmental manager for prompt remedial action. Any suspected violations of environmental statutes or regulations must be reported.

10.   Safety and Health

        The Company considers employee safety and health as one of its highest priorities. The products made by the Company and materials handled by employees require strict adherence to safety procedures, rules and regulations. Furthermore, no weapons are allowed anywhere on Company property, including in employee offices, lockers or vehicles. Your safety and the safety of each of your colleagues depends upon high safety consciousness. Employees should always report any unsafe situation.

11.   Competitive Practices/Antitrust Laws

        The Company competes vigorously, but fairly. As we expand our commercial and foreign businesses, all employees must be aware of the applicable antitrust/competition laws and the statutory restraints on competitive practices. Statements made by employees regarding the capabilities of the Company's products, either verbally or in advertising brochures and literature describing our products, product samples and demonstrations and exhibits, must be true and correct, with disclosure of relevant information that keeps such statements from being misleading. All statements must be within the bounds of good taste and must be backed by documentation of the claims in support of any competitive statements.

        Although factual comparisons of the Company's products with a competitor's products are perfectly acceptable, it is unlawful and against Company policy to make false remarks about competitors, their products, or their services.

        In relationships with competitors it is important that employees fully understand and strictly adhere to the requirements of the federal and state antitrust laws. Foreign sales and the conduct of our business in foreign countries also require compliance with their business competition laws. These laws, that in the United States at the federal level include the Sherman Act, the Clayton Act, the Robinson-Patman Act, and the Federal Trade Commission Act, seek to advance and maintain the free enterprise system and take precedence over any business objectives of the Company. Price fixing, restrictive inducements and discriminatory allowances are, in almost all instances, illegal. Employees should avoid any conduct that could be construed as a violation of antitrust and/or competition laws. If you have any questions regarding any of these matters, contact the Legal Department.

12.   Confidentiality of Company Information

        Confidential proprietary information generated in our business is a valuable asset.

        Company confidential information encompasses information intended for internal use only. Confidential information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. This information must be protected. Intellectual property, as well as business research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected. The Company endeavors to keep all of this information confidential indefinitely. All Company confidential information must be handled in a manner so as to ensure protection from disclosure. Access should be limited to those employees, officers and directors who have a "need to know." Inadvertent disclosures such as communications to customers, disclosures through Company publications, and disclosures in casual conversation in public places must be avoided.

        Company confidential information must not be disclosed by employees, officers or directors to anyone outside the Company except for a legitimate business purpose (such as contacts with the Company's accountants or its outside lawyers). Requests for information from government officials or agencies should be referred to the Legal Department. Releasing any corporate information through other channels is a violation of these standards and may be illegal. An employee's, officer's or director's obligation to safeguard Company confidential information continues even after the employee leaves the Company.

13.   Equal Employment Opportunity

        The Company is committed to maintaining a work environment that is free from discrimination and harassment. Each person shall have equal access to employment opportunities, and the Company will make reasonable accommodations and provide access to Company facilities for employees with disabilities.

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  Discrimination
  The Company is committed to allowing employees to progress based on their talents. No employment decision may be based on factors prohibited by applicable law including an employee's or employment applicant's race, color, gender, sexual preference, religion, age, national origin, marital status, disability, veteran status, or other protected classifications.

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  Harassment
  The Company expects all personnel to follow a simple standard: all employees must be treated with respect. "Harassment" covers a wide spectrum of conduct such as unwelcome sexual advances or racial epithets and will not be tolerated or condoned. If you have any questions regarding harassment, please contact your supervisor, your business unit's Human Resources Manager, the General Manager of your business unit, or the Vice President of Human Resources in Decatur, Illinois, at 1-217-425-7473, or call the   Helpline.

14.   Drugs and Alcohol

        The Company is committed to maintaining a drug-free and alcohol-free work environment. It recognizes that any work-related involvement by employees with illegal drugs and alcohol can have a negative impact on the workplace.

        Being under the influence of illegal drugs or alcohol during working hours is grounds for disciplinary action up to and including discharge. The use, consumption, sale, distribution, or possession of illegal narcotics, drugs or controlled substances, or alcohol on Company property or worksites or in Company-supplied vehicles, whether during working or nonworking hours, is grounds for disciplinary action up to and including discharge.

        The Company considers drug addiction and alcoholism to be treatable diseases and, accordingly, will cooperate with employees who proactively seek treatment.

15.   Compliance with these Standards and Reporting of Any Illegal or Unethical Behavior

        The conduct of each employee, officer and director is of vital importance to the Company. All employees, officers and directors are expected to comply with these Standards and all laws.

        A violation of these Standards or laws by a single employee can cost the Company dearly; it undermines our business and all of our reputations. For these reasons, these Standards will be strictly enforced and violations will be dealt with immediately, including subjecting violators to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Standards that involve illegal behavior may be reported to the appropriate authorities.

        Employees, officers and directors should report any concerns, questions, or violations of laws, rules, regulations or these Standards to their supervisors, the Chief Compliance Officer, Human Resources, the Legal Department or the Helpline. In the case of accounting, internal controls or auditing matters, employees, officers and directors should report concerns, questions or violations to the Audit Committee of the Board of Directors. Concerns about violations of laws, rules, regulations or these Standards by senior management should be reported promptly to the General Counsel or Chief Compliance Officer.

        The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith.

16.   Waivers and Amendments

        Any waivers of the provisions of these Standards for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company's shareholders. Any waivers of these Standards for other employees must be approved by the Legal Department and the Chief Compliance Officer.

        Amendments to these Standards must be approved by the Audit Committee of the Board of Directors and amendments of the provisions of these Standards applicable to senior management will be promptly disclosed to the Company's shareholders.

17.   Helpline

        A Helpline has been established for your use. You are encouraged to use the Helpline to report any suspected violations of law or Company policy or other improper or illegal conduct. Reports to the Helpline may be made anonymously.

        The Company Helpline is an 800 number that allows easy access by all callers 24 hours per day, seven days a week at 1-800-871-2194.

        The assigned Helpline Coordinator will answer the Helpline in person during regular business hours. Whenever the Helpline Coordinator is away from the office or during nonworking hours, the Helpline will be connected to a confidential voice mailbox.

Mueller Group, Inc. Helpline:
1-800-871-2194

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  Exhibit 14.1
Code of Conduct